                                                                   EXHIBIT 10.12

                    EMPLOYMENT AND NONCOMPETITION AGREEMENT

     THIS EMPLOYMENT AND NONCOMPETITION AGREEMENT (this "Agreement") is being entered into as of March 7, 2001 by and between Onvia.com, Inc., a Delaware corporation ("Onvia"), and Michael D. Pickett, an individual ("Employee"). Certain capitalized terms in this Agreement not otherwise defined are defined in Exhibit A attached hereto.

                                    RECITALS

     A. Pursuant to an Agreement and Plan of Merger dated as of August 10, 2000 by and among Onvia, Infrastructure Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Onvia ("Sub"), and Hardware.com, Inc., a Delaware corporation ("Hardware") (the "Merger Agreement"), Sub merged with and into Hardware, with Hardware surviving as a wholly owned subsidiary of Onvia (the "Merger").

     B. Following the Merger, Employee joined Onvia as an employee and was appointed President and Chief Operating Officer of Onvia.

     C. Onvia desires to employ the Executive, and the Executive desires to be employed by Onvia, on the terms and subject to the conditions set forth herein.

                                   AGREEMENT

     In consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

     1.  Employment.

         1.1  Term; Duties.

              (a) Term. Employee agrees to serve as an employee of Onvia during the period (such period, including any extensions thereto, the "Employment Term") commencing as of the date of this Agreement and ending on the first anniversary of this Agreement, and this Agreement shall be automatically extended for an additional one year term on each subsequent anniversary unless either party provides the other with written notice at least 30 days prior to the expiration of any such one year term. Notwithstanding the foregoing, this Agreement may be terminated at any time pursuant to Section 2 hereof.

              (b)  Duties.

                   (i) During Employee's employment, Employee shall serve as President and Chief Operating Officer of Onvia and shall perform such duties and functions as the Chief Executive Officer and the Board of Directors of Onvia shall reasonably determine from time to time; and in performance of Employee's duties, Employee shall comply with all directions given by such officer to the best of Employee's abilities and in a manner consistent with the ethical and legal performance of such duties. If Employee is designated as Chief Executive Officer of Onvia, Employee shall serve as Chief Executive Officer of Onvia and shall perform such duties and functions as the Board of Directors of Onvia shall reasonably determine from time to time; and in performance of Employee's duties, Employee shall comply with all directions given by the Board of Directors to the best of Employee's abilities and in a manner consistent with the ethical and legal performance of such duties.

                   (ii) Employee agrees to serve Onvia faithfully and to the best of Employee's ability, and to devote the substantial majority of Employee's working time, attention and efforts to the business and affairs of Onvia. Employee represents and warrants to Onvia that he is under no contractual commitments inconsistent with Employee's obligations set forth in this Agreement. Employee and Onvia acknowledge and agree that Employee, upon notice to Onvia, may serve on behalf of other entities as a board member, advisor, etc. so long as it does not, in the good faith discretion of Onvia, materially conflict with Employee's duties and obligations under this Agreement.

         1.2 Salary. In consideration of all services to be rendered by Employee to Onvia during the Employment Term, Onvia shall pay to Employee during the Employment Term a minimum salary of Two Hundred and Fifty Thousand Dollars ($250,000) per year, payable at such times as other salaried Onvia employees receive their regular salary payments. Onvia shall be entitled to withhold from the salary payments otherwise required to be made to Employee such amounts as Onvia may be required to withhold under applicable tax laws and other applicable legal requirements.

          1.3 Bonus. Employee shall be eligible to receive a bonus of up to Seventy-Five Thousand Dollars ($75,000), based on criteria determined by the Board of Directors of Onvia in good faith.

          1.4  Other Benefits.

               (a) During Employee's employment, Onvia shall provide to Employee the same benefits that Onvia makes generally available to its employees (e.g., participation in Onvia's 401(k) plan, stock option plan, employee stock purchase plan and cash incentive programs), subject to Employee's satisfaction of the respective eligibility requirements for such benefits. In respect of all such benefits, Onvia shall retain the discretion to determine the amount or value of the benefit to Employee, if such benefit is discretionary in nature in respect of similarly situated Onvia personnel.

               (b) Onvia will reimburse Employee for reasonable legal fees incurred by Employee in connection with (i) the acquisition of Hardware by Onvia, and (ii) the negotiation of this Agreement and the transactions contemplated hereby, including the stock option agreement described in Section
1.5 of this Agreement. As a condition to receipt of such reimbursement, Employee will be required to submit to Onvia reasonable evidence that such expenditures were made by Employee in connection with the matters described in (i) and (ii) of the preceding sentence. A letter from Employee's counsel summarizing legal fees incurred shall meet the standard of reasonable evidence under this paragraph and Employee shall not be required to provide Onvia with his legal invoices received from counsel.

               (c) From August 14, 2000 through January 1, 2002, Onvia will reimburse Employee, upon reasonable verification, for a total of up to three thousand dollars ($3,000) per month for living expenses in Seattle and/or periodic travel to the Los Angeles, California area at Employee's discretion. Such reimbursement will not be subject to withholdings and be paid within thirty days of receipt of request and verification. The term of this living expense reimbursement may be extended by mutual agreement of Employee and the Compensation Committee of Onvia's Board of Directors.

         1.5 Stock Options. In connection with the commencement of Employee's employment, concurrent with the approval of this Agreement by Onvia's Board of Directors, Onvia will grant Employee an option to purchase shares of Onvia common stock on substantially the terms set forth in the stock option grant and agreements (together, the "Option Agreements") attached hereto as Exhibits B-1 and B-2. Employee hereby acknowledges and agrees that the grant of options pursuant to the Option Agreement attached hereto as Exhibit B-2 is subject to stockholder approval of an amendment of Onvia's Amended and Restated 1999 Stock Option Plan. If stockholder approval of such amendment is not received, such grant shall be null and void ab initio and shall be of no further effect.

         1.6 Assignment Agreement. The effectiveness of this Agreement is conditioned upon Employee's execution, and delivery to an officer of Onvia, of a Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit C.

         1.7 No Other Compensation. Employee acknowledges and agrees that he shall not be entitled to receive from Onvia, or from any Affiliate of Onvia, any salary, bonus or other compensation or benefit of any nature (whether relating to any period prior to the date of this Agreement or relating to any period after the date of this Agreement), except as expressly provided in Sections 1.2, 1.3, 1.4 and 1.5 above and as provided in the Merger Agreement or as otherwise authorized by Onvia's Board of Directors.

          1.8 Policies. Employee agrees to be subject to and comply with such corporate policies and guidelines of Onvia as are generally applicable to Onvia employees. In the event of any conflict between Onvia policies and this Agreement, this Agreement shall govern.

     2.  Termination.

         2.1 Right to Terminate. Onvia shall have the right to terminate Employee's employment, and Employee may resign, with or without Cause at any time during or after the Employment Term. Upon Onvia's termination of Employee's employment: (a) Onvia shall have no further monetary obligation or other obligation of any nature to Employee under Section 1 or with respect to Employee's employment, except as set forth in Section 2.2 below, and (b) Employee shall have no further obligation to Onvia under Section 1.1. Except as expressly set forth in this Section 2.1, the termination of Employee's employment pursuant to this Section 2.1 shall not limit or otherwise affect any of Employee's obligations under this Agreement, all of which shall remain in full force and effect as provided herein.

         2.2  Termination.

              (a) If (i) Onvia terminates Employee's employment without Cause, or Employee resigns for Good Reason, during the Employment Term, (ii) Employee satisfies all of Employee's obligations relating to the termination of Employee's employment under this Agreement (including Employee's obligations under Section 5.2 below), (iii) Employee executes and delivers to Onvia a general release (reasonably satisfactory in form and substance to Onvia) of any rights or claims that he may have or has ever had against Onvia or any of Onvia's Affiliates, and (iv) Employee continues to satisfy all of Employee's obligations under this Agreement (except for Section 1.1), then Employee shall be entitled to receive (x) previously accrued and unpaid monthly salary payments, bonuses and vacation time plus accrued, reasonable and unreimbursed expenses which are documented and are within the scope of Employee's employment, in each case through the date of termination, (y) the monthly salary payments specified in Section 1.2 above and then existing benefits under Section 1.4(a) above for three hundred and sixty-five (365) days following the effective date of such termination, and (z) three hundred and sixty-five (365) days (determined from the date of such termination) of accelerated vesting of all unvested options granted to Employee solely in his capacity as a director pursuant to Onvia's 2000 Directors' Stock Option Plan. The acceleration referred to in paragraph (z) expressly excludes options granted pursuant to the Option Agreements.

              (b) If (i) Onvia terminates Employee with Cause and (ii) Employee satisfies all of his obligations relating to the termination of his employment under this Agreement (including his obligations under Section 5.2 below), then Employee shall be entitled to receive previously accrued and unpaid monthly salary payments, bonuses and vacation time plus accrued, reasonable and unreimbursed expenses which are documented and are within the scope of his employment, in each case through the date of termination.

              (c) If (i) Employee's employment is terminated due to Employee's Disability, (ii) Employee satisfies all of Employee's obligations relating to the termination of Employee's employment under this Agreement (including Employee's obligations under Section 5.2 below), (iii) Employee executes and delivers to Onvia a general release (reasonably satisfactory in form and substance to Onvia) of any rights or claims that he may have or has ever had against Onvia or any of Onvia's Affiliates, and (iv) Employee continues to satisfy all of Employee's obligations under this Agreement (except for Section 1.1), then Employee shall be entitled to receive (x) previously accrued and unpaid monthly salary payments, bonuses and vacation time plus accrued, reasonable and unreimbursed expenses which are documented and are within the scope of Employee's employment, in each case through the date of termination, and (y) the monthly salary payments specified in Section 1.2 above and then existing benefits under Section 1.4(a) above for ninety (90) days following the effective date of such termination.

     3.  Noncompetition.

         3.1 Restriction on Competition. Employee agrees that, during the period commencing on the date of the Agreement and ending on the one year anniversary of the effective date of Employee's termination (the "Noncompetition Term"), Employee shall not directly or indirectly, for Employee's own account or for the account of any other Person, engage in any Competition in the Territory, or directly or indirectly be or become an officer, director, stockholder, owner, Affiliate, co-owner, licensor, sublicensor, licensee, sublicensee, partner, trustee, promoter, employee, agent, representative, supplier, creditor, consultant, advisor or manager of or to, or otherwise be or become associated directly or indirectly with or acquire or hold any direct or indirect interest in, any Person that engages directly or indirectly in any Competition in the Territory; provided, however, that Employee may, without violating this Section 3, own as a passive investment less than five percent (5%) of the outstanding shares of capital stock of a corporation which engages in Competition if Employee is not otherwise associated directly or indirectly with such corporation or any Affiliate of such corporation.

          3.2 Non-Solicitation of Employees. Employee agrees that, during the Noncompetition Term, he shall not directly or indirectly induce or attempt to induce (on Employee's own behalf or on behalf of any other Person) any employee of Hardware, Onvia or any subsidiary of Onvia to leave Employee's employment with Hardware, Onvia or such subsidiary of Onvia.

          3.3 Specific Performance. Employee agrees that in the event of any breach or threatened breach by him of any covenant, obligation or other provision contained in the Agreement, each party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach.

     4.  Confidential Information.

         4.1 Obligation to Keep Confidential. Employee agrees to keep all Confidential Information strictly and permanently confidential and, accordingly, agrees that he shall not at any time (whether during or after Employee's employment with Onvia or during or after the Noncompetition Term) directly or indirectly, willingly and knowingly use for any purpose, or disclose or permit to be disclosed to any Person, any Confidential Information other than as required in the performance of Employee's duties for Onvia. Employee acknowledges that the Confidential Information constitutes a unique and valuable asset of Onvia acquired at great time and expense by Onvia, and that any disclosure or other use of such Confidential Information other than for the benefit of Onvia or an Affiliate of Onvia would be wrongful and would cause irreparable harm to Onvia. Employee shall not at any time willingly or knowingly take any action that would reduce the value of any of the Confidential Information to Onvia.

     5.  Miscellaneous Provisions.

         5.1 Other Agreements. Nothing in this Agreement shall limit Employee's obligations or the rights and remedies of Onvia under the Merger Agreement, and nothing in the Merger Agreement shall limit Employee's obligations or the rights and remedies of Onvia under this Agreement. Nothing in this Agreement shall limit Onvia's obligations or the rights and remedies of Employee under the Merger Agreement, and nothing in the Merger Agreement shall limit Onvia's obligations or the rights and remedies of Employee under this Agreement.

         5.2 Surrender of Records and Property. At such time as Employee no longer serves as an employee of Onvia:

              (a) Employee shall deliver promptly to Onvia all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof which are the property of Onvia or an Affiliate of Onvia or which relate in any way to the business, products, practices or techniques of Onvia or an Affiliate of Onvia, and all other property, trade secrets and Confidential Information, including all documents which in whole or in part contain any trade secrets or Confidential Information, which are in Employee's possession or under Employee's control:

              (b) Employee shall comply with Onvia's normal procedures for departing employees, providing they are not in conflict with this Agreement or other legal rights of Employee; and

              (c) Employee shall leave Onvia's premises immediately upon Onvia's request.

         5.3 Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other party hereto):

         If to Employee:

         Michael D. Pickett

         -----------------------

         -----------------------

         -----------------------
         Facsimile:
                   -------------

         If to Onvia:

         Onvia.com, Inc.
         1260 Mercer Street
         Seattle, WA  98119
         Attn:  Legal Counsel
         Facsimile (206) 373-8961

         5.4  Severability.

              (a) If any provision of this Agreement shall be held by a court of competent jurisdiction to be excessively broad as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, activity and/or subject as to which such provision shall be valid and enforceable under applicable law. If any provision shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

              (b) The parties intend that the covenants contained in Section 3 above shall be construed as a series of separate covenants, one for each geographical unit specified. Except for geographical coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 3 above. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Agreement, then the unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

         5.5 Governing Law; Venue. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Washington (without giving effect to principles of conflicts of laws). Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in a state or federal court located in the County of King in the State of Washington. Each party to this Agreement (a) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of King in the State of Washington (and all appellate courts located in the State of Washington) in connection with any such legal proceeding; (b) agrees that each state and federal court located in the County of King in the State of Washington shall be deemed to be a convenient forum; and (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of King in the State of Washington, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

         5.6 Waiver. No failure on the part of either party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered by the party to be charged; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         5.7 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

          5.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         5.9 Further Assurances. Each party hereto shall execute and/or cause to be delivered to the other party hereto such instruments and other documents and shall take such other actions as such other party may reasonably request to effectuate the intent and purposes of this Agreement.

         5.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof and thereof.

         5.11 Attorneys' Fees and Expenses. If any legal action or other legal proceeding relating to the enforcement of any provision of this Agreement is brought against either party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         5.12 Successors and Assigns. The Agreement shall inure to the benefit of and be binding to Onvia, Employee and their respective successors and assigns (if any), however, Employee's obligations under this Agreement cannot be assigned.

         5.13 Survival of Obligations. Except as specifically provided herein, all of the obligations of Employee and Onvia under the Agreement (including Employee's obligations under Sections 3.1, 4.1and 5.9) shall survive the termination of Employee's employment with Onvia and the expiration of the Noncompetition Term. Without limiting the generality of the foregoing, the termination of Employee's employment or the expiration of the Noncompetition Term shall not operate to relieve Employee of any obligation or liability arising from any prior breach by Employee of any provision of the Agreement. The termination of Employee's employment or the expiration of the Noncompetition Term shall also not operate to relieve Onvia of any obligation or liability arising from any prior breach by Onvia of any provision of the Agreement.

         5.14 Amendment. The Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by Employee and Onvia (or any successor to Onvia).

                            [Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.


                                               ONVIA.COM, INC.,
                                               a Delaware corporation

                                               By:
                                                  ------------------------------
                                               Name:
                                                    ----------------------------
                                               Title:
                                                     ---------------------------



                                               ---------------------------------
                                               Michael D. Pickett, an Individual

               [SIGNATURE PAGE TO PICKETT EMPLOYMENT AGREEMENT]

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     Affiliate. "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

     Cause. "Cause" means: (a) any material and willful (i) misconduct, (ii) fraud or (iii) bad faith on the part of Employee in the performance of Employee's duties as an employee of Onvia; (b) the conviction of Employee of, or the entry by Employee of a plea of guilty or no contest to, any felony; (c) the material breach by Employee of any provision in this Agreement or in the Proprietary Invention Assignment Agreement between the Company and Employee, if such breach is unremedied within thirty (30) days after Employee receives written notice of such breach; (d) the failure of Employee to comply any lawful order or instruction of Onvia's Board of Directors or its Chief Executive Officer (or only the Board of Directors of Onvia if Employee is promoted to Chief Executive Officer) within five (5) days after written notice of such failure; or (e) repeated (where prior violations have been brought to Employee's attention) and serious violations of the published and written rules or policies of Onvia as such may be applicable to an individual in Employee's circumstances.

     Competition. A Person shall be deemed to be engaged in "Competition" if:
(a) such Person is engaged directly or indirectly in the design, development, manufacture, assembly, promotion, lease, financing, sale, rental, distribution, resale, installation, support, maintenance, repair, refurbishment, licensing or sublicensing of any Product or in the promotion or performance of any Service; or (b) such Person offers or attempts to design, develop, manufacture, assemble, promote, lease, finance, sell, rent, distribute, resell, install, support, maintain, repair, refurbish, license or sublicense any Product or promote or perform any Service.

     Confidential Information. "Confidential Information" means any non-public information (whether or not in written form and whether or not expressly designated as confidential) relating directly or indirectly to Hardware, Onvia or any of Onvia's subsidiaries or other Affiliates or relating to the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, plans or prospects of Hardware, Onvia or any of Onvia's subsidiaries or other Affiliates, including any such information consisting of or otherwise relating directly or indirectly to trade secrets, know-how, technology, computer software, computer programs, designs, drawings, processes, license or sublicense arrangements, formulae, proposals, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information, projections, lists of suppliers, lists of distributors or sources of supply; provided, however, that "Confidential Information" shall not be deemed to include information which, at the time of initial disclosure to the employee, was part of or, without violation of the Agreement or without fault of any party to the Merger Agreement, becomes part of, the public knowledge or literature and is readily accessible to third parties; which is hereafter rightfully furnished by a third party without restriction as to use; which was acquired prior to the receipt of information from Hardware, Onvia or any of Onvia's subsidiaries or other Affiliates and without restriction as to use or disclosure; which is required to be disclosed pursuant to law, provided reasonable efforts are used to give reasonable notice of such required disclosure to Onvia; or which is disclosed with the prior written consent of Onvia.

     Disability. "Disability" means the death of Employee or the incapacity or inability of Employee, whether due to accident, sickness or otherwise, as determined by a medical doctor acceptable to the Board of Directors of Onvia and confirmed in writing by such doctor, to perform the essential functions of Employee's position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on Onvia will be required) for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days or such longer period as may be required under applicable disability law.

     Good Reason. "Good Reason" shall mean (i) Onvia's material breach of the terms of this Agreement or the Option Agreements; (ii) the assignment to Employee of any duties that are substantially inconsistent with or materially diminish Employee's position; provided, however, that if Employee is promoted to Chief Executive Officer, Onvia may hire a President and/or Chief Operating Officer and the hiring of such person, and the performance by such person of his or her duties, will not constitute Good Reason; (iii) a material reduction of Employee's salary, or material adverse modifications to the stock option(s) awarded to Employee under Section 1.5, above, or a material reduction in the Employee's total compensation hereunder; or (iv) a requirement that the Employee be based at any office or location more than 50 miles from Employee's primary work location prior to the Effective Date of this Agreement.

     Person. "Person" means any (a) individual; (b) corporation (including any non-profit corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity; or (c) governmental body or authority.

     Product. "Product" means (a) any present or future product or service offering of Onvia in production or design or (b) any product that is the same as, or that is functionally similar to or competes in any respect with, any product referred to in clause (a).

     Service. "Service" means any: (a) service (including any repair service, programming service, upgrade service, refurbishment service, installation service, training service, support service, consultation service or maintenance service) relating directly or indirectly to, or performed with respect to, any Product, or (b) service that is the same as, or that is functionally similar to or competes in any respect with, any service referred to in clause (a).

     Territory. "Territory" means any of the following geographic areas in which: (a) any Product has been, or has been offered to be, designed, developed, manufactured, assembled, promoted, leased, financed, sold, rented, distributed, resold, installed, repaired, refurbished, licensed or sublicensed by Hardware, Onvia or any Affiliate of Onvia at any time on or prior to the date of the Agreement; (b) Hardware, Onvia or any Affiliate of Onvia has otherwise conducted, carried on or engaged in any business or activity at any time on or prior to the date of this Agreement; (c) Hardware, Onvia or any Affiliate of Onvia has planned or proposed to design, develop, manufacture, assemble, promote, lease, finance, sell, rent, distribute, resell, install, repair, refurbish, license or sublicense, or to offer to design, develop, manufacture, assemble, promote, lease, finance, sale, rent, distribute, resell, install, repair, refurbish, license or sublicense, any Product; (d) Hardware, Onvia or any Affiliate of Onvia has planned or proposed to promote or perform, or to offer to promote or perform, any Service at any time on or prior to the date of this Agreement; (e) Hardware, Onvia or any Affiliate of Onvia designs, develops, manufactures, assembles, promotes, leases, finances, sells, rents, distributes, resells, installs, repairs, refurbishes, licenses or sublicenses, or offers to lease, finance, sell, rent, distribute, resell, install, repair, refurbish, license or sublicense, any Product at any time during the Noncompetition Term; (f) Hardware, Onvia or any Affiliate of Onvia promotes, performs or offers to promote or perform any Service at any time during the Noncompetition Term; or (g) Hardware, Onvia or any Affiliate of Onvia otherwise conducts, carries on or engages in any business or activity at any time during the Noncompetition Term in:

         (i) any country or similar political subdivision of any state, territory or possession of the United States or any province or territory of Canada or of any state or territory of Mexico (including each of the counties in the state of California);

         (ii)   any state, territory or possession of the United States;

         (iii)  any province or territory of Canada;

         (iv)   any state or territory of Mexico; or

         (v) the European Union, Israel, Japan, Singapore, South Korea, Taiwan or Hong Kong.

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